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                                                                    Exhibit 99.3

                               [uBID LETTERHEAD]


                              M E M O R A N D U M


TO:    [option holder]


FROM:  uBid, Inc.


DATE:  March __, 2000

RE:    Notice of Change of Control Event

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     This memorandum serves as notice pursuant to your Option Award Agreement that uBid, Inc., a Delaware corporation ("uBid"), has entered into an Agreement and Plan of Merger and Reorganization, dated as of February 9, 2000, by and among CMGI, Inc., a Delaware corporation ("CMGI"), Senlix Corporation, a Delaware corporation and a wholly owned subsidiary of CMGI, and uBid (the "Merger Agreement"). Pursuant to the Merger Agreement, at the effective time of the merger (the "Merger") uBid will become a wholly owned subsidiary of CMGI. The Merger is subject to stockholder approval and other approvals and conditions. We have included a copy of the proxy statement/prospectus of CMGI and uBid which describes the Merger, which you should be sure to read.

     Pursuant to the terms of the Merger Agreement and your Option Award Agreement, all of your options to purchase shares of uBid common stock will terminate at the effective time of the Merger. Currently we anticipate that if the Merger is approved at the uBid shareholder meeting, the effective time will be on or about April 28, 2000.

     You may, however, elect to have the vested portion of any unexercised uBid option exchanged as of the effective time of the Merger for an option to acquire, on the same terms and conditions as were applicable under the uBid option, immediately prior to the effective time of the Merger, the same number of shares of CMGI common stock as you would have been entitled to receive pursuant to the Merger if you had exercised the vested portion of the option in full immediately prior to the effective time. The exercise price per share of this exchanged option will be equal to (y) the aggregate exercise price for the share of uBid common stock purchasable pursuant to the respective uBid option immediately prior to the effective time divided by (z) the number of full shares of CMGI common stock deemed purchasable pursuant to the uBid option in accordance with the foregoing. To make this election check Box A and complete
                                                           -----
and return the attached election form.

     Alternatively, you may elect to exercise all of your vested options to purchase shares of uBid common stock by checking Box B and completing and
                                                 -----
returning the attached election form.
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[option holder]
March __, 2000
Page 2


     PLEASE NOTE THAT THE ATTACHED ELECTION FORM MUST BE RECEIVED BY UBID IN THE ENCLOSED ENVELOPE ADDRESSED TO UBID BY NO LATER THAN NOON ON FRIDAY, APRIL 21, 2000. IF YOU DO NOTHING, ALL OF YOUR VESTED AND UNVESTED OPTIONS TO PURCHASE SHARES OF UBID COMMON STOCK WILL TERMINATE UPON THE EFFECTIVE TIME OF THE MERGER, AND YOU WILL FORFEIT ALL RIGHTS WITH RESPECT TO YOUR OPTIONS.

   You are strongly encouraged to consider the tax consequences of exercising your options and to consult your tax advisor before making an election and completing the election form.

     As of April 28, 2000, the anticipated effective time of the Merger, you will have ____________________ vested options to purchase shares of uBid common stock. This number reflects the vesting acceleration of certain of your options in accordance with your Option Award Agreement upon a change of control.

     In summary, you may elect to either:

     . exchange your vested option to purchase shares of uBid common stock for an option to purchase shares of CMGI common stock or;

     . exercise your vested option to purchase shares of uBid common stock, which will then be exchanged in accordance with the Merger Agreement for .2628 of a share of CMGI common stock.

     If you do nothing or if uBid does not receive your election form by noon on April 21, 2000, all of your vested and unvested options will terminate upon the effective time of the Merger. Please also note that in the event the Merger does not close, your election will have no effect.

     If you have any questions please contact Dan Machock at uBid at (773) 272-4997.
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                   MUST BE RECEIVED BY uBID BY APRIL 21, 2000.

                                 ELECTION FORM




Having researched the implications and consequences of both options and consulted with my tax advisors, as necessary, I elect:


BOX A

[ ]  To exercise all vested options to purchase shares of uBid common stock.

     If you have opted to exercise, please indicate whether you will pay the exercise price or conduct a cashless exercise:

     [ ]  Pay Exercise Price:

          [ ] Pay exercise price with cash, check, or money order enclosed herein.

          [ ] Pay exercise price with shares of uBid common stock, certificates enclosed herein.

     [ ]  Cashless Exercise.

                                       OR


BOX B


[ ] To have the vested portion of any unexercised uBid option exchanged as of the effective time of the Merger for an option to acquire on the same terms and conditions as were application under the uBid option immediately prior to the effective time of the Merger the same number of shares of CMGI common stock I would have been entitled to receive pursuant to the Merger if I had exercised the vested portion of the option in full immediately prior to the effective time. The exercise price per share of this exchanged option will be equal to (y) the aggregate exercise price for the shares of uBid common stock purchasable pursuant to the respective uBid option immediately prior to the effective time divided by (z) the number of full shares of CMGI common stock deemed purchasable pursuant to the uBid option in accordance with the foregoing.



Date:                    Option Holder Signature:
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                         Print Name:
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                         Print Address:
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